Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES EXPIRATION OF TENDER OFFER AND CONSENT SOLICITATION AND REDEMPTION OF 6.875% SENIOR NOTES DUE 2021

DALLAS (March 30, 2017) - The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) today announced the expiration of its previously announced tender offer and consent solicitation (the “Tender Offer”) for any and all of its existing 6.875% senior notes due 2021 (the “Notes”), which commenced on March 2, 2017 and is described in the Offer to Purchase and Consent Solicitation Statement, dated March 2, 2017 (the “Offer to Purchase”), and a related Consent and Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”). The Company has also completed the redemption of all of its outstanding Notes not tendered in the Tender Offer at a redemption price equal to 105.156% of the unpaid principal amount (or $158.3 million, plus $8.2 million, or approximately $5.16 per $1,000 principal amount of Notes) plus accrued and unpaid interest on such Notes up to, but excluding, the redemption date. The Company used a portion of its offering of $800 million in aggregate principal amount of 5.375% senior notes due 2025, which closed on March 16, 2017, to redeem the outstanding Notes not tendered by the holders.

As previously announced, the Company has received tenders from holders of approximately $591.7 million in aggregate principal amount of Notes, which represents approximately 79% of the $750 million aggregate principal amount of Notes outstanding, all of which was tendered on or prior to 5:00 p.m., New York City time, on March 15, 2017 and accepted for purchase on March 16, 2017. No additional Notes were tendered after March 15, 2017.

The Company also received consents sufficient to approve the proposed amendments to the indenture governing the Notes (the “Indenture”), and the Company and Wells Fargo Bank, National Association, as trustee, executed a supplemental indenture (the “Supplemental Indenture”) effecting certain changes to the Indenture. The Supplemental Indenture eliminated substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture and reduced the notice periods required for redemption of the Notes.

The Company engaged J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC as Dealer Managers and Solicitation Agents for the Tender Offer. Persons with questions regarding the Tender Offer should contact Citigroup Global Markets Inc. at (212) 723-6106 (Collect) or (800) 558-3745 (Toll Free). Requests for copies of the Offer Documents or documents relating to the Tender Offer may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (888) 887-1266.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes. The Tender Offer was made solely pursuant to the Offer Documents. The Tender Offer was not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders were urged to read the Offer Documents and related documents carefully before making any decision with respect to the Tender Offer.  None of the Company, the Dealer Managers and Solicitation Agents, the Tender Agent or

the Information Agent made any recommendations as to whether holders should tender their Notes pursuant to the Tender Offer, and no one had been authorized to make such a recommendation.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai’i. The Howard Hughes Corporation has major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu.

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Contact Information

David R. O’Reilly

Chief Financial Officer

(214) 741-7744

david.o’reilly@howardhughes.com